March 6, 1997

Kapson Senior Quarters Corp.
242 Crossways Park West
Woodbury, New York 11797

                                                          Via Fax 1-516-921-8998

Attention:        Raymond T. DioGaurdi
                  Chief Financial Officer

Dear Mr. DioGuardi:

     Each Guaranty made by Kapson Senior Quarters Corp. (the "Company") in favor of Health Care REIT, Inc. ("HCN") includes a mininium net worth requirement of $13,000,000. You have advised us that, as of December 31, 1996, the Company had a net worth of $12,291,196 and you have requested a waiver of this default. Additionally, you have advised us that the net worth of the Company will remain below $13,000,000 during 1997.

     HCN waives the existing default and the continuing default throughout 1997 of the Company under the specified net worth requirement; provided, however, the net worth of the Company must be at least $11,000,000 throughout 1997. The original net worth requirement of $13,000,000 must be complied with as of January 1, 1998 and thereafter.

     This waiver is given on an independent one-time basis. This waiver does not establish a course of dealing upon which the Company may rely in the future. Except for the default and continuing default throughout 1997 specifically waived herein, this waiver does not affect HCN's right to excercise its rights and remedies upon any default by the Company or any affiliate of the Company.

                                             Sincerely yours,

                                             Health Care REIT, Inc.


                                             By: /s/ Edward F. Lange, Jr.
                                                ---------------------------
                                                Edward F. Lange, Jr.
                                                Chief Financial Officer

EFL/scp
cc:      George L. Chapman
         Erin C. Ibele
         Diane V. Davis